Exhibit 99.1

ABIOMED IMPELLA 2.5 RECEIVES FDA APPROVAL FOR ELECTIVE AND URGENT

HIGH RISK PERCUTANEOUS CORONARY INTERVENTION (PCI) PROCEDURES

•	Impella 2.5 is the Only FDA-Approved Percutaneous Hemodynamic Support Device Determined to be Safe and Effective for the High Risk PCI Indication

DANVERS, MA – March 23, 2015 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today announced that it has received U.S. Food and Drug Administration (FDA) Pre-Market Approval (PMA) for the Impella® 2.5 heart pump during elective and urgent high risk percutaneous coronary intervention (PCI) procedures. This approval is based on the extensive clinical data submitted by Abiomed to the FDA to support this PMA as part of the 515 initiative. Impella 2.5, the world’s smallest heart pump, is the first hemodynamic support device to receive a PMA indication for use during high risk PCI procedures, demonstrating its safety and effectiveness for this complex patient population.

With this approval, the Impella 2.5 is a temporary (≤ 6 hours) ventricular support device indicated for use during high risk PCI performed in elective or urgent hemodynamically stable patients with severe coronary artery disease and depressed left ventricular ejection fraction, when a heart team, including a cardiac surgeon, has determined high risk PCI is the appropriate therapeutic option. Use of the Impella 2.5 in these patients may prevent hemodynamic instability that may occur during planned temporary coronary occlusions and may reduce peri- and post-procedural adverse events.

The product labeling allows for the clinical decision to leave Impella 2.5 in place beyond the intended duration of <6 hours due to unforeseen circumstances.

Per the 2011 ACC/AHA guidelines, it is a Class 1 recommendation for a heart team, which includes a cardiac surgeon, to determine the treatment strategy for revascularization (either PCI or surgery). This decision is made based on a pre-defined institutional protocol or on a per patient basis. If the protocol determines that PCI is appropriate, Impella is the only hemodynamic support device proven safe and effective for high risk PCI. This heart team approach has also been utilized for the treatment strategy for heart valve replacement.

“The rigorous data from FDA clinical trials such as PROTECT I and PROTECT II demonstrate that complex, high-risk patients undergoing protected PCI with Impella 2.5 support experience reduced adverse events, improved quality of life and are able to return home faster with fewer repeat procedures,” said William O’Neill, M.D., Henry Ford Hospital in Detroit. “The heart team approach has evolved into a mainstream practice recognized by the guidelines for determining the need for PCI versus surgery and will continue to act as a platform for the screening and determination of the appropriate revascularization treatment for this high risk patient population.”

In addition to the U.S. clinical trial data, the Impella 2.5 PMA submission included clinical and scientific supporting evidence from more than 215 publications, totaling 1,638 Impella 2.5 patients and incorporated a medical device reporting (MDR) analysis from 13,981 Impella 2.5 patients. In addition to PROTECT I and PROTECT II, further data was provided in the submission from 637 high risk patients enrolled in the U.S. Impella registry. The U.S. registry is an ongoing multicenter, observational retrospective registry including 49 centers. The data collection from the registry includes Institutional Review Board (IRB) approval, complete data monitoring and Clinical Events Committee adjudication. Additionally, the PMA analysis included hemodynamic science described in the literature and validated with a series of pre-clinical and clinical studies.

“Abiomed would like to thank the FDA and all the dedicated caregivers and investigators for this achievement. The FDA approval of the Impella 2.5 device is one of our most significant milestones, representing a clinical advancement for physicians and patients. The FDA’s recognition of this elective and urgent patient population is an important acknowledgement of their growing need for treatment. As heart disease patients get sicker, more complex, and desire minimally invasive solutions, there are few options available to them to help improve their quality of life in a cost effective manner,” said Michael R. Minogue, Chairman, President and Chief Executive Officer, Abiomed. “We are excited that Impella has been recognized as a device that can potentially become the new standard of care with a ‘first of its kind’ approval.”

ABOUT IMPELLA

The Impella 2.5 received 510(k) clearance from the FDA in 2008, is supported by clinical guidelines, and has been reimbursed by the Centers for Medicare & Medicaid Services (CMS) under ICD-9-CM code 37.68 since 2008 for multiple indications, including high risk PCI. The Impella product portfolio, which also includes the Impella CP®, Impella RP™ and Impella 5.0, has supported over 25,000 patients in the United States. Per the regulatory process, Abiomed will conduct a single arm, post approval study on the Impella 2.5, collecting data on high risk PCI patients. The Impella CP and Impella 5.0 will be submitted in the future as PMA supplements and will retain their 510(k) clearances until completion of the FDA process. The Impella RP device received Humanitarian Device Exemption (HDE) approval in January 2015. For the Impella RP Launch, the hospital heart team will be hosted at company headquarters for a rigorous certification process followed by on-site training at their hospital.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including the potential for future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For more information, please contact:

Aimee Genzler

Director, Corporate Communications

978-646-1553

agenzler@abiomed.com

Ingrid Goldberg

Director, Investor Relations

igoldberg@abiomed.com